Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES THIRD QUARTER RESULTS

•	24% Third Quarter Sales Growth With Same Store Sales Increase of 7.1%

•	Quarterly EPS of 23 Cents, Up 92% Over Prior Year Result

•	Expect 50 New Stores for Fiscal 2004 and 60 More in Fiscal 2005

•	Cash Position of $40 Million Up From $17 Million Last Year

SAN DIEGO, California, July 15, 2004 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the third quarter of fiscal 2004 ended June 26, 2004.

Mark Hoffman, Chief Executive Officer, remarked: “I am pleased to report that we have achieved positive 7.1% comparable store sales for the most recent quarter ended June 2004, our second positive comp quarter in a row. With the resulting improvement in average store volumes, we leveraged our store-level occupancy costs and saw earnings per share rise to 23 cents as compared to 12 cents for the third quarter last year.

“The retail environment for our chains continues to improve, and our customer is gravitating toward more feminine and pretty fashion trends. In addition to this favorable shift in trends, I feel that we are seeing the beginnings of impact from the strategic initiatives that have been established over the past year. Five new executives have been added to our senior management team since last fall, beginning with our two GMM’s, Donna Desrosiers for the Charlotte Russe chain and Brad Cunningham for the Rampage chain. I believe that significant progress continues to be made with our merchandise assortments at each chain.

“Ed Wong, recently promoted to SVP of Supply Chain and Systems, has quickly impacted the effectiveness of IT systems support, and more is expected as we upgrade the core inventory systems and allocation processes in the coming year. In May, Beatrice Vincente came on board to run our stores organization and to leverage her 17 years of experience at The Gap’s Banana Republic business, and Mike Elleman joined us from the Limited organization to head up Real Estate and Construction.

Hoffman continued: “While I am very pleased with the progress of our strategic direction, we must be patient and remember that much work is still required for our stores to perform closer to previous levels of productivity. I would estimate that we are less than half way through this campaign, and I look forward to continued and measured improvement in both the merchandising and stores organizations. New assortments for the back-to-school business will be in the stores during the second half of July, and we believe that they will reflect the steady progress that we are seeking to achieve.

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0330

“While I am cautiously optimistic about the prospects for the next three months, we need to see continued strength of regular price selling, especially from our apparel categories during the back-to-school season, before concluding that our merchandising initiatives are driving sales. Therefore, assuming no significant change in the overall retailing environment, we would guide investors to expect mid single-digit positive comparable store sales in the fourth quarter of fiscal 2004 ended September 2004 with diluted earnings per share of 28 to 32 cents, compared to 24 cents last year.

“In terms of the company’s financial position, we ended June 2004 with $40.2 million of cash on the balance sheet after having spent $15.5 million for capital expenditures through the first three quarters of fiscal 2004. We expect to open 50 new stores during fiscal 2004 which ends in September. For fiscal 2005, we are projecting a 20% increase in our new store goal as we target 60 new store openings. With over $150 million of stockholders’ equity and no long-term debt, our balance sheet is strong and we expect continue to fund these investments with available cash balances and internal cashflow,” the Chief Executive concluded.

Financial Results:

Net sales for the third quarter increased 24% to $133.0 million from $107.2 million for the third quarter last year. Comparable store sales increased 7.1% during the quarter, compared to a decrease of 16.1% for the third quarter of fiscal 2003.

Net sales for the first 39 weeks of fiscal 2004 were $401.1 million, an increase of 20% from $333.6 million for the same period last year. Comparable store sales increased 0.3% during the 39-week period, compared to a decrease of 10.3% that was reported for the same period last year.

Operating income for the third quarter increased 97% to $9.0 million as compared to $4.6 million for the same quarter last year. Net income increased 99% to $5.5 million from $2.8 million for the same quarter last year. Diluted earnings per share for the quarter was $0.23 as compared to $0.12 for the same quarter of the prior year, a increase of 92%. The average number of shares outstanding during the recent quarter was 24.1 million on a diluted basis.

Operating income for the first 39 weeks of fiscal 2004 increased 124% to $19.8 million from $8.8 million for the same period last year. Operating income, before taking into account the net costs associated with closing the Charlotte’s Room stores, increased 36% to $19.5 million from $14.3 million on a year-to-date basis. Net income increased 128% to $12.1 million from $5.3 million for the same period last year. Diluted earnings per share for the 39-week period was 51 cents as compared to 23 cents for the same period of the prior year, an increase of 122%. Excluding the net impact of store closure costs, diluted earnings per share on a year-to-date basis improved to 50 cents from 37 cents last year.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 342 stores in 39 states and Puerto Rico, as of June 26, 2004, which included 31 new stores opened during the first 39 weeks of fiscal 2004. In total, the company expects to open 50 new stores during the fiscal year ending in September 2004 and expects to open 60 new stores in fiscal 2005.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature trendsetting apparel and accessories and thus appeal to women with a flair for making fashion statements and who want runway-inspired fashion, quality and value.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the Company’s web site shortly after the call, or by calling (877)519-4471, PIN: 4540155.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 19, 2003, and any amendments thereto.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net sales	$133,044	$107,186	$401,111	$333,613
Cost of goods sold	96,720	80,894	300,603	252,472

Gross profit	36,324	26,292	100,508	81,141

Selling, general & administrative expenses	27,304	21,716	80,992	66,801
Store closing costs	—	—	(325)	5,500

Operating income	9,020	4,576	19,841	8,840

Interest income, net	81	26	199	57
Other charges	(63)	(56)	(213)	(191)

Income before income taxes	9,038	4,546	19,827	8,706

Income tax expense	3,525	1,773	7,733	3,395

Net income	$5,513	$2,773	$12,094	$5,311

Basic earnings per share	$0.26	$0.13	$0.56	$0.25

Diluted earnings per share	$0.23	$0.12	$0.51	$0.23

Basic weighted average shares outstanding	21,551	21,237	21,475	21,230
Diluted weighted average shares outstanding	24,082	23,463	23,925	23,481

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	June 26, 2004	June 28, 2003
ASSETS
Cash and cash equivalents	$40,215	$17,459
Inventories	39,250	29,061
Other current assets	4,650	7,990
Deferred tax assets	6,000	4,900

Total current assets	90,115	59,410

Fixed assets, net	100,836	95,780
Goodwill, net	28,790	28,790
Other assets	1,937	1,330

Total assets	$221,678	$185,310

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable trade	$28,412	$15,839
Accounts payable other	2,027	5,193
Accrued payroll and related expense	5,885	3,792
Income and sales taxes payable	2,023	1,563
Other current liabilities	10,983	9,562

Total current liabilities	49,330	35,949

Deferred rent	11,191	9,206
Other liabilities	44	298
Deferred tax liabilities	6,400	5,700

Total liabilities	66,965	51,153

Total stockholders’ equity	154,713	134,157

Total liabilities and stockholders’ equity	$221,678	$185,310

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430/